Exhibit 10.2

THE ALTRIA GROUP, INC.

2005 PERFORMANCE INCENTIVE PLAN

AMENDMENT TO RESTRICTED STOCK AGREEMENTS

(April 23, 2008 and January 26, 2010)

WHEREAS, ALTRIA GROUP, INC. (the “Company”), a Virginia corporation, maintains the Altria Group, Inc. 2005 Performance Incentive Plan (the “Plan”);

WHEREAS, pursuant to the Plan, the Company granted to Michael E. Szymanczyk (the “Employee”) restricted stock awards subject to the terms and conditions set forth in the April 23, 2008 Restricted Stock Agreement and the January 26, 2010 Restricted Stock Agreement, respectively (collectively, the “Agreements”); and

WHEREAS, consistent with the terms of the Employee’s consulting agreement with the Company dated January 26, 2012, the Company and the Employee desire to amend the Agreements to reflect that the Employee’s service as a consultant to the Company shall be treated as employment with the Company for the sole purpose of continued vesting under the Agreements.

NOW, THEREFORE, the terms and conditions of the Agreements are hereby amended as follows, effective May 31, 2012, provided that if the Employee’s employment with the Company terminates for any reason before May 31, 2012, (i) this amendment shall never become effective and (ii) the original terms and conditions of the Agreements as then in effect shall apply with full force and effect.

1.	Section 2 of the Agreements shall be amended to read as follows:

2. Restrictions. Subject to Section 3 below, the restrictions on the Shares shall lapse and the Shares shall vest on the vesting date set forth in the Restricted Stock Award section of the Award Statement referenced above (the “Vesting Date”), provided that the Employee remains an employee of the Company (or a subsidiary or affiliate) from the Award Date through May 31, 2012 and provides the consulting services to the Company that are required pursuant to his consulting agreement with the Company dated January 26, 2012 (the “Consulting Agreement”), from June 1, 2012 through the Vesting Date (such period from the Award Date through the Vesting Date shall be referred to as the “Restriction Period”).

2.	Section 3 of the Agreements shall be amended to read as follows:

3. Termination of Employment or Consulting During Restriction Period. During the period from the Award Date through May 31, 2012, in the event of the termination of the Employee’s employment with the Company (and with all subsidiaries and affiliates of the Company) due to death or Disability, the restrictions on the Shares shall lapse and the Shares shall become fully vested on the date of death or Disability. If the Employee’s employment with the Company (and with all subsidiaries and affiliates of the Company)

is terminated for any reason other than death or Disability during the period from the Award Date through May 31, 2012, the Employee shall forfeit all rights to the Shares.

During the period from June 1, 2012 through the Vesting Date, in the event that the Employee ceases to provide services to the Company pursuant to the Consulting Agreement due to death, Disability, termination by the Company without Cause, or termination by the Employee for Good Reason, the restrictions on the Shares shall lapse and the Shares shall become fully vested on the date of such event. If the Employee ceases to provide services to the Company pursuant to the Consulting Agreement due to termination by the Company for Cause or voluntary termination by the Employee without Good Reason during the period from June 1, 2012 through the Vesting Date, the Employee shall forfeit all rights to the Shares. The terms “Cause” and “Good Reason” shall have the meanings provided in the Consulting Agreement.

3.	All other terms of the Agreements shall remain in full force and effect.

IN WITNESS WHEREOF, this amendment has been duly executed as of January 26, 2012.

ALTRIA GROUP, INC.

/s/ W. Hildebrandt Surgner, Jr.
By:	W. Hildebrandt Surgner, Jr. Corporate Secretary

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